Exhibit 6.4

FORM OF

MASTER SERVICES AGREEMENT

OPENDEAL INC., SERVICES TO FIG PUBLISHING, INC.

THIS MASTER SERVICES AGREEMENT dated as of January 1, 2021 by and between OpenDeal Inc., a Delaware corporation doing business as Republic (“Republic”), and Fig Publishing, Inc., a Delaware corporation (“the Company”).

RECITALS

WHEREAS, the Company’s business seeks to (a) identify, license, fund, market, arrange distribution for, and earn cash receipts from sales of new video games, video game consoles and related products (each a “Gaming Product”) and (b) acquire publishing rights to each Gaming Product through a license agreement (each a “License Agreement”) between the developer of each Gaming Product and the Company (all of such activities in respect of all Gaming Products and License Agreements, the “Business”);

WHEREAS, certain administrative services must be performed by or on behalf of the Company in connection with the Business;

WHEREAS, certain executive and managerial services must be performed by or on behalf of the Company in connection with the Business;

WHEREAS, certain Gaming Product publishing services must be performed by or on behalf of the Company in connection with the Business;

WHEREAS, Republic has personnel, facilities, data processing systems and expertise sufficient to perform such administrative, executive, management, marketing and distribution services, and wishes to provide the Company with some or all of such services or to provide such services on behalf of the Company to third parties;

WHEREAS, the Company wishes to engage Republic, and Republic wishes to be engaged by the Company, to provide such services, in accordance with the terms of this Agreement and in order to facilitate successful publishing of each Gaming Product;

WHEREAS, the Company has previously, and plans to continue to, conduct offerings of shares of preferred tracking stock, par value $0.0001 per share, of the Company (the “Fig Gaming Shares”) pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to Regulation D under the Securities Act (each an “Offering” and collectively the “Offerings”), in each case in connection with the Company’s intention to pay a substantial percentage of all of the proceeds from an Offering to a game developer to fulfil the terms of the publishing rights under an applicable License Agreement (such percentage of proceeds, the “Gaming Product Funding Payment”).

WHEREAS, the Company expects to incur various expenses (the “Publisher Expenses”) in connection with publishing each Gaming Product, including to cover operating expenses, which include, for the avoidance of doubt, salaries of certain personnel, the costs of offering the related Fig Gaming Shares, and the costs of any initial marketing of a Gaming Product, once the Gaming Product is ready for marketing but before it is generating material sales receipts; and

WHEREAS, Republic wishes to pay for any Publisher Expenses in excess of the percentage of the proceeds of an Offering retained by the Company after payment of the Gaming Product Funding Payment (such percentage of proceeds, the “Retained Proceeds”) if the Company requests Republic to do so; and

NOW THEREFORE, the parties covenant and agree as follows:

1.	Definitions. In this Agreement, unless the context otherwise requires:

(a) “Affiliate” means, with respect to a party, means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of the foregoing, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Agreement” means this Master Services Agreement, including all recitals, exhibits and duly executed amendments thereto.

(c) “Service” or “Services” means the administrative, executive, management and video game marketing and distribution services identified on Exhibit A hereto.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a) words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include companies, corporations, partnerships, syndicates, trusts and other entities, and natural persons and any aggregate of persons;

(b) all references to “party” or “parties” refer to the parties to this Agreement;

(c) references to a Section or exhibit are to a Section of or exhibit to this Agreement;

(d) any reference to a statute or regulation refers to that statute or regulation as amended or re- enacted from time to time;

(e) where a period of time is prescribed, dated or calculated from a date or event, the time shall be calculated excluding such date, or the date on which such event occurred;

(f) any reference to termination shall be interpreted as preserving all of the rights, obligations and liabilities existing, arising, accrued or accruing at or prior to the time of such termination; and

(g) all monetary amounts are in the lawful currency of the United States.

3.	Engagement and Term.

(a) In accordance with and subject to the terms of this Agreement, the Company hereby retains Republic to provide the Services to the Company and pay the Publisher Expenses Payments (as defined below).

(b) The engagement shall continue until December 31, 2021 (“Initial Term”), unless earlier terminated pursuant to the terms of this Agreement; provided, that this Agreement shall automatically renew for successive periods of one year (each a “Renewal Term”, and the Initial Term and all Renewal Terms collectively, the “Term”), unless and until terminated by either Republic or the Company at the end of the next December 31 on written notice to the other parties not less than three months prior to such date. Notwithstanding the foregoing, the Company may terminate any specific Service and/or this Agreement without penalty to the Company with 30 days prior written notice to the other parties, and Republic may terminate any specific Service and/or this Agreement with 180 days prior written notice to the other parties; provided, that if the Company, in its sole determination, is unable to enter into a commercially reasonable arrangement with a third party to perform such Services for it, then the Company will so notify Republic, and Republic shall continue to perform such Services or the Agreement, as applicable, for an additional period of 180 days after the originally noticed termination date.

(c) In addition to effecting a termination under Section 3(b), above, a party may terminate this Agreement by giving to the other parties written notice of such termination following (i) another party’s material breach of this Agreement (subject to such other party’s right to cure such breach within 30 days (or ten business days in the case of a payment breach) after receipt of such notice); or (ii) another party’s insolvency, or the institution of any insolvency, bankruptcy or similar proceeding by or against such other party, or an assignment by such other party of all or substantially all of its assets for the benefit of creditors.

4.	Provision of Services and Payment of Publisher Expenses.

(a) Republic shall provide to the Company the Services on Exhibit A. The parties acknowledge and agree that, although the Service Fee (as defined in Section 8, below) will not begin to be paid to Republic until such time, if ever, that a Gaming Product is, or Gaming Products are, generating revenue sufficient to fund the Service Fee (which time, if ever reached, may be months or years in the future), Republic shall provide the Services to the Company continually during the entire Term. The parties additionally acknowledge that, prior to the date of this Agreement, Republic has provided services to the Company, and the Company has received services from Republic; and they additionally agree that such provision of services shall be deemed to have been the provision of Services under, in accordance with and subject to the terms of this Agreement.

(b) Republic shall provide the Services in a commercially reasonable manner in accordance with industry standards. Republic shall ensure that each person employed by or otherwise assisting Republic shall devote sufficient time and attention to the provision of Services to ensure that all requested Services are provided accurately, on a timely basis, and in a professional manner.

(c) To the extent that the Company incurs Publisher Expenses in excess of the Retained Proceeds, Republic agrees to pay for such excess expenses (such payments, the “Publisher Expenses Payments”) at Company’s request. The parties acknowledge and agree that, although the Service Fee (as defined in Section 8, below) will not begin to be paid to Republic until such time, if ever, that a Gaming Product is, or Gaming Products are, generating revenue sufficient to fund the Service Fee (which time, if ever reached, may be months or years in the future), Republic shall pay the Publisher Expenses Payments to the Company continually during the entire Term.

5.	Confidentiality.

(a) For purposes hereof, “Confidential Information” of a party shall mean all information or material that (i) gives that party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that party; or (ii) which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the parties to be considered confidential and proprietary, whether or not marked as such, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, whether or not marked as such, including without limitation any such information or material of a third party that meets the foregoing definition of Confidential Information with respect to such third party, and happens to be in the possession or control of the party. Notwithstanding the foregoing, Confidential Information shall not include information which:

(i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party without reference to information or material of the other party.

(b) Unless otherwise provided under this Section, each party agrees to hold each other party’s Confidential Information in strict confidence in perpetuity. The parties agree not to make each other’s Confidential Information available in any form or to any person, or to use each other’s Confidential Information for any purpose other than to facilitate the provision of Services under this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information of another party is not disclosed or distributed by its respective employees, agents or contractors in violation of the provisions of this Agreement. This Section 5 supplements and does not supersede any existing non- disclosure or confidentiality agreements between or among any of the parties.

(c) In the event any Confidential Information is required to be disclosed by a receiving party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental self-regulatory authority, the receiving party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of such subpoena, order, demand or information request, promptly notify the disclosing party of the existence, terms and circumstances surrounding such subpoena, order, demand or information request, shall consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such subpoena, order, demand or information request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment consistent with the obligations of the parties under this Section 5 will be accorded to such Confidential Information. To the extent the receiving party is prohibited from notifying the disclosing party of a subpoena, order, demand or information request, by the terms of same, the receiving party shall exercise its reasonable efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment consistent with the obligations of the parties under this Section 5 will be accorded to such Confidential Information.

(d) Each party’s Confidential Information shall remain the sole and exclusive property of such party.

(e) Each party covenants that any collection, storage, disclosure, transfer or use of personal information (including any information about an identifiable individual) will comply with all applicable federal, provincial, state, municipal or other laws governing the collection, storage or use of personal information.

6.	Title to Intellectual Property.

(a) The parties agree that all Intellectual Property developed by or on behalf of Republic in the course of providing the Services, and any derivative works, additions, modifications or enhancements thereof created by or on behalf of Republic, shall be the sole property of Republic (“New Intellectual Property”). To the extent that Republic uses its pre-existing Intellectual Property in connection with providing the Services and such Intellectual Property was developed either prior to the date of this Agreement or following the date of this Agreement for a purpose other than the provision of the Services (“Pre-Existing Intellectual Property”), such Pre-Existing Intellectual Property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall be the sole property of Republic. Republic grants the Company a perpetual, non-revocable, non-exclusive, sublicensable right to use the New Intellectual Property and the Pre-Existing Intellectual Property (collectively “Licensed Intellectual Property”) in connection with its business, including the right to create derivative works, additions, modification or enhancements of same. “Intellectual Property” means all registered and unregistered copyrightable material, trademarks, trade dress, trade secret rights, patent rights, inventions, software, and any and all improvements or modifications of the foregoing.

(b) Subject to trademark use policies and procedures established by Republic from time to time, Republic hereby grants to the Company and the Company hereby accepts a perpetual, exclusive, transferable, sublicensable right and license to use any “Fig” trademarks (individually and collectively, the “Trademarks”) in connection with the operation of the Company’s business, as now conducted or as may be conducted in the future. This grant includes all rights that Republic now has or may in the future acquire anywhere in the world. All goodwill arising from the Company’s use of the Trademarks shall inure solely and singularly to the benefit of Republic and Republic shall be solely responsible for enforcement of the Trademarks, and the Company will make no claim of right, entitlement or interest in the Trademarks, except such rights as are licensed hereunder.

7.	Indemnities.

(a) the Company shall indemnify, defend and hold harmless Republic and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Republic Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities incurred by or asserted (including reasonable attorneys’ fees, disbursements and expenses of litigation as incurred) against the Republic Indemnified Parties (other than as to any claim brought by the Company against Republic) arising from, relating to, or in any way connected with (i) the Company’s breach of its obligations, as applicable, under this Agreement, except to the extent that such shall be caused by the willful misconduct, gross negligence or bad faith of Republic, or (ii) any act or omission by the Company which is a material violation of any provision of this Agreement or any applicable laws or regulations.

(b) Republic shall indemnify, defend, and hold harmless the Company and each of their respective shareholders, officers, directors, managers, members, employees, agents, licensors, Affiliates, parents, and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Company Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities incurred by or asserted (including reasonable attorneys’ fees, disbursements and expenses of litigation as incurred) against the Company Indemnified Parties (other than as to any claim brought by Republic against the Company) arising from, relating to, or in any way connected with (i) Republic’s breach of its obligations under this Agreement, except to the extent that such shall be caused by the willful misconduct, gross negligence or bad faith of the Company; (ii) any act or omission by Republic which is a material violation of any provision of this Agreement or any applicable laws or regulations; or (ii) third party infringement claim relating to the Licensed Intellectual Property.

(c) Each party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action, provided, that the indemnified party may participate in any such action with counsel of its choice at its own expense. The indemnified party shall provide reasonable cooperation in the defense as the indemnifying party may request and at the indemnifying party’s expense. No indemnifying party may settle a claim against an indemnified party without the prior written consent of such indemnified party or a complete release of claims against the indemnified party.

(d) The parties agree that if any indemnity sought to be provided in this Section 7 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any costs and expenses, losses, damages, claims, causes of action or liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) referred to herein, then each indemnifying party shall contribute to the aggregate amount of such costs and expenses, losses, damages, claims, causes of action or liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by Republic, on the one hand, and the Company, on the other hand, from the provision of the Service(s) and payment of Publisher Expenses pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Republic, on the one hand, and of the Company, on the other hand, in connection with the actions, inaction, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(e) EXCEPT IN CONNECTION WITH (I) ANY ACT OF FRAUD OR INTENTIONAL WRONGDOING BY A PARTY, (II) ANY CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER THIS SECTION 7, OR (III) ANY CLAIM THAT ARISES OUT OF A BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, SHAREHOLDERS, EMPLOYEES, AGENTS, AFFILIATES, OR SUPPLIERS BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RELATING TO, ARISING FROM OR UNDER, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT.

8.	Cost of Services and Payment of Publisher Expenses.

(a) In consideration of the Services provided by Republic as detailed in this Agreement, the Company shall pay Republic $45,000 quarterly in arrears, at the conclusion of each calendar quarter (the “Service Fee”). The parties may negotiate changes to the Service Fee from time to time to the extent that the parties believe that the Service Fee is not reasonably related to the actual cost of Services in any fiscal year. All changes to the Service Fee shall be memorialized in a writing signed by the applicable parties hereto.

(b) Republic shall provide the Company for each completed quarterly period an invoice for third party payments made on the Company's behalf during such quarterly period, which shall be accompanied by documentation or explanation reasonably supporting such charges. Services provided through internal resources of Republic, and not separately contracted with the Company, are included in the Service Fee unless such amounts exceed the Retained Proceeds.

9.	Notices.

(a) All notices, demands, consents, approvals or other communications provided for or permitted under this Agreement (collectively referred to as “notices”) shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by e-mail, facsimile or other means of electronic communication, to the applicable address set forth below or to such other address as a party to this Agreement may from time to time designate in such manner. Any notice so personally delivered shall be considered to have been validly and effectively given on the date of such delivery. Any notice so sent by registered mail shall be considered to have been validly and effectively given on the fifth day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent, as evidenced by the postal receipt. Any notice so sent by e-mail, facsimile or other means of electronic communication shall be considered to have been validly and effectively given on the day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent. If the party giving any demand, notice or other communication knows or should reasonably know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

To the Company at:

FIG PUBLISHING, INC.

335 Madison Avenue New York, NY 10017 Attention: Chuck Pettid

To Republic at:

OPENDEAL INC.

335 Madison Avenue New York, NY 10017

Attention: Kendrick Nguyen

10. Audit Rights. Each party receiving Services shall have the right, during the term of this Agreement and for a period of one year thereafter, to inspect and audit Republic’s records relating to the delivery of such Services to such party, and Republic shall have the right, during the term of this Agreement and for a period of one year thereafter, to inspect and audit the records of each such recipient of Services relating to such Services and the Publisher Expenses Payments, in each case to help ensure compliance with this Agreement. Any audit will be conducted not more than one time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited party’s normal business activities; provided, however, that in the event of an underpayment of more than five percent, the foregoing limit of one audit per year shall be expanded to one per calendar quarter. If the Company is found not to have complied with its payment obligations hereunder by an amount equal to or exceeding five percent of such obligations for any calendar month, then the Company shall reimburse Republic for all reasonable costs associated with Republic’s audit. Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

11. Assignment. No party may transfer or assign this Agreement or its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other affected parties. Any assignment contrary to the foregoing shall be void. Notwithstanding the foregoing, any party may assign this Agreement in whole (but not in part) to any parent, Affiliate, subsidiary or successor upon not less than 30 days prior written notice to the other parties.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any doctrine of conflicts of laws, including all matters of construction, validity, performance and enforcement.

13. Arbitration. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in New York, NY and shall be held in the New York Metropolitan Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally among all sides in the arbitration.

14. Entire Agreement. This Agreement and any exhibits hereto set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind and every nature between them. This Agreement shall not be changed, modified or amended except in writing signed by the parties.

15. Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the parties, and shall be enforceable as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

16. Waiver. The failure by any party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of any of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent defaults by another party in the performance of or compliance with any of the terms set forth in this Agreement.

17. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

18. Survival. The provisions of this Agreement that should by their nature survive termination of this Agreement shall survive such termination, including but not limited to Sections 1, 2, 5-7 and 9-18.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank. Signature Pages to Follow]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

OPENDEAL INC.		FIG PUBLISHING, INC.

By:	/s/ Kendrick Nguyen	By:	/s/ Lee Charles (Chuck) Pettid

Name:	Kendrick Nguyen	Name:	Lee Charles (Chuck) Pettid

Title:	Chief Executive Officer	Title:	President

Exhibit A SERVICES

Type of Service

1.	IT	Lease/use of hardware
Lease/use of software
Data transmission services
Data center and security services
Development
PC support/Desktop services
Network support
Technical support
Security and risk management compliance Periodic access to Republic’s website, fig.co, to host investment crowdfunding campaigns

2.	Customer Support	Use of customer support center

3.	Management and Other Support Operations

General management services by executive management and other personnel, including without limitation in respect of supervision, strategy, planning and direction.

Management of license and distribution agreements, and distribution of sales revenue to parties with interests therein.

General marketing and promotional services, including without limitation, providing marketing advice, planning and implementing advertising and sales strategies and campaigns, identifying, securing and maintaining relationships with video game developers and distribution channels, and negotiating with such developers and channels.

4.	Facilities	Office space and administration (including lease negotiations)/use of furniture
Security
Utilities
Telephones
Email
Mail

5.	HR	Payroll
Payroll tax return preparation

Benefit plans
Stock plan administration

6.	Tax	Income and non-income tax planning and compliance (domestic and international)
Income and non-income tax return preparation and administration
Sales tax compliance/local business licenses

7.	Accounting	General ledger
US and international GAAP accounting consultation
Sub-ledger accounting
Account reconciliation
Accounts receivable
Accounts payable processing
Coordination of audit regarding the Company’s financial statements
Internal audit matters

8.	Treasury	Bank account set-up/maintenance
Cash management/investment services
Letters of credit
Assistance in identifying and securing sources of finance

9.	Insurance	Commercial and general liability insurance
Workers compensation insurance
Directors’ and officers’ liability insurance

10.	Regulations A, D and other securities law-related compliance and reporting

Regulation A and other securities law-related compliance and reporting support, including but not limited to:

Accountants (internal or externally-sourced)

Independent auditors

Securities counsel

Tax advisor/compliance

Stock transfer agent and registrar Investor relations

Printer (Edgar/XBRL)

11.	Other	Any other services reasonably related to the foregoing or reasonably requested from time to time